Change in Independent Registered Public Accounting Firm

On March 9, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting ﬁrm of the Funds, each a series of Forum Funds II. The Audit Committee of the Board of Directors approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the ﬁnancial statements of the Funds as of and for the ﬁscal years ended September 30, 2021 and September 30,2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualiﬁed or modiﬁed as to uncertainties, audit scope or accounting principles. During the years ended September 30, 2021 and September 30, 2022, and during the subsequent interim period through March 9, 2023: (i) there were no disagreements between the Trust and BBD on any matter of accounting principles or practices, ﬁnancial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the ﬁnancial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as deﬁned in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is ﬁled as an exhibit to Form N-CSR.

On March 17, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting ﬁrm for the ﬁscal year ending September 30, 2023.

During the ﬁscal years ended September 30, 2021 and September 30, 2022, and during the subsequent interim period through March 9, 2023, neither the Trust, nor anyone acting on its behalf, consulted with Cohen on behalf of the of Funds regarding the application of accounting principles to a speciﬁed transaction (either completed or proposed), the type of audit opinion that might be rendered on each Fund’s ﬁnancial statements, or any matter that was either: (i) the subject of a “disagreement,” as deﬁned in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as deﬁned in Item 304(a)(1)(v) of Regulation S-K.

July 7,2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Forum Funds II
File no. 811-03023

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Baywood Value Plus Fund and Baywood Socially Responsible Fund, dated July 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP